Exhibit 99.1

Evergreen Energy’s Executive Chairman Issues Open Letter to
Shareholders

DENVER, July 25, 2011 — Evergreen Energy Inc. (NYSE Arca: EEE) issued a letter to the company’s shareholders from its Executive Chairman of the Board of Directors, Ilyas Khan:

Dear Shareholders,

This update is my third “open letter” this year. This is in line with the commitment that I made in my introductory letter of January 10th 2011 to provide regular updates to shareholders.

I consider this update to be the most significant since the announcement related to the fundraising on February 2, 2011 and the signing of the forbearance agreement with certain bondholders on May 26, 2011.

Let me start by reminding you of the fact that the steady transformation of Evergreen continues to take place, step by careful step.

This transformation is most clearly evidenced through Evergreen’s fulfillment of the corporate objectives set out earlier in the year – namely:

•	We have significantly improved our balance sheet;
•	We have settled the litigation with certain holders of the 2007 Notes;
•	We have realigned the company’s focus toward developing K-Fuel®;
•	We have re-opened the test facility in Wyoming, which kick-started our coal upgrading efforts;
•
We have completed our joint venture with WPG Resources (WPG) and, as a result, we now have a 50% stake in an intrinsically valuable asset that has helped transition us to a traditional coal company that also possesses a unique upgrading process.

These developments enable us to not only develop a business where we license our technology to coal companies around the world that wish to build a K-Fuel plant and thereby add value to their resource base, but we may also develop a traditional mine of our own that utilizes our coal beneficiation process. As intimated in our public release at the time of the completion of the joint-venture with WPG, it is likely that SCH will both develop a traditional mine as well as a K-Fuel plant.

All of these actions and objectives are the essential building blocks by which we can rebuild value through developing our assets and creating revenue.

The fact that we laid out these objectives and then achieved them has helped your company to restore credibility and confidence with stakeholders. I will lay out some further clear and unambiguous short and medium term objectives in my next letter, hopefully in a month or two’s time.

I would now like to comment more specifically on the following items:

Southern Coal Holdings

On July 21, 2011, WPG Resources, our partners in this joint venture, published a shareholder presentation that provided a detailed update on its business. Included in that presentation was a substantive update on the joint venture with Evergreen (Southern Coal Holdings or “SCH”). The data and the descriptions included in the presentation provide the first real details of the potential size and scope that may be attributed to SCH. The presentation is available in its entirety from our website (http://www.evgenergy.com/wp-content/uploads/WPG-Ausi-Stock-Broker-Presentation-7.21.2011.pdf) or from WPG’s website (http://www.wpgresources.com.au/announcements/Latest/2011-07-21%20Presentation%20to%20Australian%20Stockbrokers%20Association.pdf)

The points of particular interest that I would highlight are:

•
The importance of Port Pirie and the extent to which port access is a tremendously valuable asset (details on page 18 of the presentation) and WPG’s view that the infrastructure and the Port are just as valuable as WPG’s core Iron Ore asset. These remarkable claims may not be obvious to investors in North America and elsewhere, but any natural resource is only as valuable as its accessibility and with the huge demand for warehouse and shipping slots in Australia unlikely to diminish, the value of ownership of dedicated port capacity cannot be overstated. SCH’s ability to use and benefit from both the rail and the port facilities is critically important and the presentation enables investors to appreciate the extent to which WPG has developed that infrastructure. The fact that coal from SCH can be exported and benefit from prices that in many cases are much, much higher than the prevailing level in North America, is just part of the reason why we are so excited about the joint venture;

•
WPG has confirmed that coal from Penrhyn may also be used as an energy source for its Hawk’s Nest Magnetite project and potential pig iron project (details from page 32 of the presentation).  As the Magnetite and pig iron projects are developed they will require energy, and Penrhyn is ideally positioned to supply that need and thereby represents a credible and captive consumer of run of mine as well as upgraded coal. Given the close proximity of the magnetite and pig iron projects, this adds to the attraction and potential profitability of SCH. Penrhyn’s deposit is large enough to cater for demand from these projects as well as possible export to markets such as India and China; and

•
An insightful series of projections that provide volume and revenue guidance by WPG for all the resource deposits, including coal (details from page 39 of the presentation). This section of the presentation provides investors for the first time with a clear sense of the economics of the project from a revenue standpoint. The numbers are large, by any measure, and serve again to underline the sheer scale of the asset’s owned by SCH.

I would also like to take this opportunity to repeat my gratitude to WPG and its Executive Chairman, Bob Duffin, and who has been a wonderful partner. I am confident SCH will benefit from the professionalism with which WPG has executed on their plans to date.

Finally, in connection with SCH, I look forward to working with Wayne Rossiter, our CEO, over the course of the next three months in finalizing the testing program that will lead directly to a precise timetable for building out the mine and the K-Fuel plant.

Wyoming Test Facility and Customer Testing Capacity

I am very excited and pleased to report that construction at our Fort Union test facility in Gillette, Wyoming is coming to a close, and we will be able to benefit from expanded capacity from August onward. This is very important, as we have secured much more interest from coal companies to test their coal than we have capacity currently available.

This interest is not surprising. Evergreen’s K-Fuel remains the only upgraded coal to have been produced in commercial quantities and burned in power stations as a matter of regular course and not in a “test” environment, anywhere in the world. This fact, allied with the current economic environment and the well established “coal super cycle” makes our product extremely desirable. Given our business model where we wish to align ourselves with coal companies and allow them to build an upgrading plant at the mine-mouth means that interest in Evergreen is very high and in fact I can confirm that our current test capacity is fully occupied, and even with the expanded capacity, we will be running at 100% of available testing time until the end of this year.

I am especially happy to report that coal testing scheduled at Fort Union is going to take place not only for product from SCH, but also from a number of large multi-billion dollar companies ranging from North America to Asia, with whom we will work to see if K-Fuel is a practical solution for upgrading their lignite and sub-bituminous coal.

I can also confirm that we are aiming to complete testing from SCH’s Penrhyn lease areas prior to the end of September, and thereafter we will turn our attention to coal from Lochiel North.

In addition to our business development activities with larger coal companies, we have also had a significant amount of inquiry and interest from smaller companies or non-coal companies who own and wish to develop non-core coal assets. This is an unexpected area of business development and we hope to bring in a further expansion in our testing facility that will enable us to cater to this element of demand. This is something that will likely take place in the first quarter of 2012.

The Wyoming test facilities, which would cost many millions of dollars to replicate, are the essential first step towards regaining our commercial revenue generating operations derived from K-Fuel.  I am pleased to report to you that the important and essential first steps on that journey are now behind us. The path ahead is one that we approach with confidence and optimism since it is only after thorough testing that a commercial joint venture can be signed. As noted above we are now in a position to manage multiple business development conversations in parallel. Our SCH venture is simply the first of our newly launched business initiatives.

Other Corporate Matters

I wish to take this opportunity to again thank my colleagues for helping with efforts that have resulted in some truly remarkable changes in our company.  Among those developments were management changes, on-going reductions in our cost base, and the careful re-alignment of our efforts toward constructive business building as opposed to non-productive activities.

Further details of the company’s financial position will be published as part of our next quarterly filing.

Closing Comments

In closing, I look forward to the rest of the year with a high degree of expectation. As I hope you will have noted, Evergreen, is now a coal company that also has a proven, tested and valuable coal upgrading process, and not simply a company with a valuable coal upgrading process. In this regard we are unique, and I will be working with our partners to ensure that this becomes more widely recognized in the market.

In SCH we look forward to building a coal mine as well as constructing a K-Fuel plant and, in parallel with that activity, we will be working with other coal companies who wish to build K-Fuel plants of their own. These are two separate activities that we expect will generate revenue and value for Evergreen.

I also wish to bring to your attention the fact that we are currently analyzing and studying a number of acquisition, joint venture and other strategic opportunities where Evergreen could own or have access to coal assets for upgrading, or where the coal might be produced as a traditional coal mine operation. There is no guarantee that any transaction will be completed in the balance of this year, but it is important that you are aware of this new development in our activities, and which is a reflection of the fact that your company’s equity is now more attractive to various counterparts.

Regards,

Ilyas Khan
Executive Chairman

Evergreen Energy Inc.
Evergreen Energy Inc. (NYSE Arca: EEE) offers environmental solutions for energy production and generation industries, primarily through its patented clean coal technology, K-Fuel.  K-Fuel significantly improves the performance of low-rank sub-bituminous and brown coals and lignite.  The process yields higher efficiency levels, which are variable depending on the type of coal processed, by applying heat and pressure to low-rank coals to reduce moisture.  For more information, please visit the company’s website at www.evgenergy.com.

Safe Harbor Statement
Statements in this letter that relate to future plans or projected results of Evergreen Energy Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. Our actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission. Readers of this release are encouraged to study all of our filings with the Securities and Exchange Commission. Our ability to execute our business plan and develop the K-Fuel® technology, and the successful development and operation of our SCH venture with WPG Resources and other acquisition, joint venture or strategic opportunities may be adversely impacted by unfavorable decisions in pending litigation, the inability of Green Bridge Holdings to make future payments under the terms of the sale of the Landrica Development Company assets and our Ft. Union Plant, the inability to raise sufficient additional capital in a timely manner to pursue the development of the technology or the development and operation of SCH, the inability to successfully apply the K-Fuel technology to SCH’s coal deposits, the inability of SCH to obtain regulatory approval for its activities, and/or adverse conditions for the marketing and sale of  coal or upgraded coal. Readers of this release are cautioned not to put undue reliance on forward-looking statements.

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